        [EXECUTION VERSION]

        CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS. THE CONFIDENTIAL REDACTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  ASTERISKS DENOTE SUCH REDACTIONS.

STOCK PURCHASE AGREEMENT
Dated as of JULY 3, 2007
Between
RADIO ACQUISITION CORP.
ARINC INCORPORATED,
AMERICAN AIRLINES, INC.,
CONTINENTAL AIRLINES, INC.,
DELTA AIR LINES, INC.,
NORTHWEST AIRLINES, INC.,
UNITED AIR LINES, INC.
and
US AIRWAYS, INC.

        | ||

TABLE OF CONTENTS
Page
ARTICLE I.	PURCHASE AND SALE	1
Section 1.1	Agreement to Purchase and Sell	1
Section 1.2	Purchase Price	2
Section 1.3	Method of Payment	3
ARTICLE II.REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS3
Section 2.1	Organization; Standing	3
Section 2.2	Authorization; Noncontravention.	3
Section 2.3	Governmental Approvals	4
Section 2.4	Ownership of Equity	4
Section 2.5	Legal Proceedings	4
ARTICLE III.REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY4
Section 3.1	Organization, Standing and Corporate Power	4
Section 3.2	Capitalization	5
Section 3.3	Authorization Noncontravention	6
Section 3.4	Governmental Approvals	7
Section 3.5	Financial Statements; Undisclosed Liabilities	7
Section 3.6	Absence of Certain Changes	8
Section 3.7	Legal Proceedings	10
Section 3.8	Compliance With Laws; Permits.	10
Section 3.9	Tax Matters	11
Section 3.10	Employee Benefits and Labor Matters.	11
Section 3.11	Environmental Matters	13
Section 3.12	Properties	14
Section 3.13	Insurance	15
Section 3.14	Intellectual Property	15
Section 3.15	Contracts	16
Section 3.16	Affiliate Matters	18
Section 3.17	Brokers and Other Advisors	18
Section 3.18	Relations with Governments.	18
Section 3.19	Customers and Suppliers.	20
Section 3.20	Government Contracts	20
ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER21
Section 4.1	Organization; Standing	22
Section 4.2	Authority; Noncontravention	22
Section 4.3	Governmental Approvals	22
Section 4.4	Capital Resources	22
Section 4.5	Brokers and Other Advisors	23
Section 4.6	Ownership of Shares	23
Section 4.7	Investigation; Acknowledgement	23
ARTICLE V.ADDITIONAL COVENANTS AND AGREEMENTS24
Section 5.1	Conduct of Business	24
Section 5.2	No Solicitation	28
Section 5.3	Reasonable Best Efforts.	28
Section 5.4	Public Announcements	29
Section 5.5	Access to Information; Confidentiality	30
Section 5.6	Indemnification and Insurance	30
Section 5.7	Fees and Expenses	32
Section 5.8	Release	32
Section 5.9	Merger	33
Section 5.10	Service Level Amendments	33
Section 5.11	Financing	33
Section 5.12	Payoff Letters	34
Section 5.13	FIRPTA	35
Section 5.14	Operating Leases	35
Section 5.15	Performance Bonds	35
Section 5.16	Aeromobile	35
Section 5.17	International Communications Licenses	35
ARTICLE VI.CONDITIONS PRECEDENT36
Section 6.1	Conditions to Each Party’s Obligation to Effect the Transactions	36
Section 6.2	Conditions to Obligations of the Purchaser	36
Section 6.3	Conditions to Obligations of the Shareholders and the Company	38
ARTICLE VII.CLOSING38
Section 7.1	Closing	38
Section 7.2	Closing Deliveries of the Shareholders and the Company	39
Section 7.3	The Purchaser Closing Deliveries	39
ARTICLE VIII.TERMINATION39
Section 8.1	Termination	39
Section 8.2	Effect of Termination	40
ARTICLE IX.INDEMNIFICATION41
Section 9.1	Indemnification Obligations of the Shareholders41
Section 9.2	Indemnification Procedure.	41
Section 9.3	Survival Period	42
Section 9.4	Liability Limits	42
Section 9.5	Calculation of Damages	43
Section 9.6	Exclusive Remedy	43
Section 9.7	Adjustments to the Purchase Price	43
ARTICLE X.MISCELLANEOUS43
Section 10.1	Survival of Representations, Warranties, Covenants and Agreements	43
Section 10.2	No Other Representations or Warranties	43
Section 10.3	Amendment or Supplement	44
Section 10.4	Extension of Time, Waiver, Etc	44
Section 10.5	Assignment	44
Section 10.6	Counterparts	44
Section 10.7	Entire Agreement; No Third-Party Beneficiaries; No Recourse	44
Section 10.8	Governing Law	45
Section 10.9	Dispute Resolution	45
Section 10.10	Notices	45
Section 10.11	Severability	48
Section 10.12	Definitions	49
Section 10.13	Rules of Interpretation	57

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of July 3, 2007, is between Radio Acquisition Corp., a Delaware corporation (the “Purchaser”), ARINC Incorporated, a Delaware corporation (the “Company”), American Airlines, Inc., a Delaware corporation (“American”), Continental Airlines, Inc., a Delaware corporation (“Continental”), Delta Air Lines, Inc., a Delaware corporation (“Delta”), Northwest Airlines, Inc., a Delaware corporation (“Northwest”), United Air Lines, Inc., a Delaware corporation (“United”), and US Airways, Inc., a Delaware corporation (“US Airways”).  American, Continental, Delta, Northwest, United and US Airways are sometimes referred to herein individually as a “Shareholder” and collectively as the “Shareholders.”  Certain capitalized and other terms used in this Agreement shall have the meanings set forth in Section 10.12.
WHEREAS, the Shareholders own more than ninety percent (90%) of the issued and outstanding shares of capital stock of the Company;
WHEREAS, pursuant to the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the issued and outstanding shares of capital stock of the Company owned by the Shareholders;
WHEREAS, as soon as practicable following the Closing, the Purchaser will acquire all remaining issued and outstanding shares of capital stock of the Company pursuant to the terms set forth in Section 5.9;
WHEREAS, simultaneously herewith, Carlyle Partners IV, L.P. (the “Guarantor”) has delivered to the Shareholders that certain Guaranty (the “Sponsor Guaranty”), pursuant to which the Guarantor has agreed to guarantee certain obligations of the Purchaser hereunder; and
WHEREAS, prior to and in connection with the execution of this Agreement, the Shareholders have caused the Company to amend its certificate of incorporation in a form acceptable to the Purchaser (the “Certificate Amendment”) and the Shareholders have delivered to the Purchaser correct and complete copies of (i) such Certificate Amendment, certified by the Secretary of State of the State of Delaware, (ii) the approvals of such Certificate Amendment by the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, and (iii) the approval of the Transactions by the Special Committee and the Board of Directors, certified by the Secretary of the Company.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Purchaser and the Shareholders hereby agree as follows:
ARTICLE I.

PURCHASE AND SALE
Section 1.1  Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Shareholders, all of the shares of Company Common Stock owned by the Shareholders (the “Shares”), free and clear of all Liens.
Section 1.2  Purchase Price.
(a)  Within ten (10) Business Days prior to the Closing Date, and in no event less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a certificate signed by the chief financial officer of the Company (the “Adjustment Certificate”) (i) setting forth his or her best estimate of the sum (such amount, as adjusted to reflect the Final Adjustment Certificate, the “Closing Adjustment Deductions”) of (A) the aggregate amount of fees, costs and expenses, including Consent Costs, that the Company or any of its Subsidiaries has paid after May 31, 2007, or that the Company or any of its Subsidiaries would (without taking into account Section 5.7) be obligated to pay on or after the date of the Adjustment Certificate, that the Shareholders are obligated to pay pursuant to Section 5.7, plus (B) the aggregate amount paid by the Company after May 31, 2007, or that the Company or any of its Subsidiaries will be obligated to pay on or after the date of the Adjustment Certificate, to any Third Party in respect of Equity Interests in the Company (other than payments made in accordance with (i) the Company’s Long Term Incentive Plan to holders of stock appreciation rights issued in accordance therewith on or prior to the date of this Agreement, only to the extent such payments are based on a per-share valuation of the Company Common Stock that is no greater than the Per Share Purchase Price, or (ii) the Merger), in each case in this clause (i) together with a worksheet showing in reasonable detail the components of such estimate, and (ii) (A) affirming the representations and warranties set forth in Section 3.2(a) or (B) identifying in reasonable detail each respect in which the representations and warranties set forth in Section 3.2(a) are inaccurate.  In the event that the Purchaser disagrees with any of the items in the Adjustment Certificate, the Purchaser shall promptly notify the Shareholders and the Company of such disagreements and the parties to this Agreement shall cooperate and use reasonable best efforts to resolve any such disagreements prior to the Closing and amend the Adjustment Certificate to reflect any agreed changes thereto (as amended, if applicable, the “Final Adjustment Certificate”); provided, however, that the failure of the parties to resolve any such disagreements shall not relieve any party of its obligations hereunder to effect the Closing.
(b)  The aggregate amount to be paid for the Shares shall be the amount (the “Purchase Price”) equal to (i) the number of issued and outstanding shares of Company Common Stock held beneficially and of record by the Shareholders immediately prior to the Closing multiplied by (ii) the amount (the “Per Share Purchase Price”) equal to (A) (1) ************ minus (2) the Closing Adjustment Deductions plus (3) the Aggregate SARs Exercise Price divided by (B) the sum of (1) the number of shares of Company Common Stock (including restricted stock, whether or not then vested) issued and outstanding immediately prior to the Closing and (2) the number of shares of Company Common Stock issuable upon exercise, exchange, conversion or redemption of any Stock Awards issued after the date of this Agreement and outstanding immediately prior to the Closing (whether or not such Stock Awards are then vested, exercisable, exchangeable, convertible or redeemable, including assuming that stock appreciation rights are exercisable (with no cashless exercise option) for shares of Company Common Stock rather than cash).
(c)  On the Closing Date, the Purchaser shall pay to each Shareholder a portion of the Purchase Price equal to the percentage set forth opposite such Shareholder’s name on Exhibit 1.2(c), multiplied by the Purchase Price.
(d)  For the purposes of this Agreement, “Aggregate SARs Exercise Price” shall mean the sum of cash exercise prices that would be payable upon exercise in full of all Stock Awards issued after the date of this Agreement and outstanding immediately prior to the Closing.
Section 1.3  Method of Payment.  Each applicable payment under this Article I shall be made in United States dollars when due by wire transfer of immediately available funds to an account that the applicable Shareholder has designated to the Purchaser.
ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS
Each of the Shareholders, severally and not jointly, represents and warrants as to itself that, except as set forth in the disclosure schedule delivered by the Shareholders to the Purchaser simultaneously with the execution of this Agreement (the “Shareholder Disclosure Schedule”):
Section 2.1  Organization; Standing.  Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation.  Such Shareholder has all requisite corporate power and authority to own the Shares held by it.
Section 2.2  Authorization; Noncontravention.
(a)  Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Shareholder of this Agreement and the consummation of the Transactions have been authorized by all required action on the part of Shareholder and its board of directors.  This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
(b)  Neither the execution and delivery of this Agreement by Shareholder, nor the consummation by Shareholder of the Transactions applicable to it, nor compliance by Shareholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Shareholder, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Shareholder, (iii) constitute a breach of the terms, conditions or provisions of any Contract to which Shareholder is a party or to which the Shares are subject, or (iv) result in the imposition of a Lien on any of the Shares, except, in the case of clauses (ii), (iii) and (iv), for such violations or defaults as would not reasonably be expected, individually or in the aggregate, to impair in any material respect the ability of Shareholder to perform its obligations hereunder or prevent or materially delay consummation of the Transactions applicable to it.
Section 2.3  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the Transactions applicable to it, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to impair in any material respect the ability of Shareholder to perform its obligations hereunder or prevent or materially delay consummation of the Transactions applicable to it.
Section 2.4  Ownership of Equity.  Shareholder (i) has good and valid title to and beneficial ownership of the number of shares of Company Class A Common Stock and Company Class C Common Stock set forth opposite Shareholder’s name on Section 2.4 of the Shareholder Disclosure Schedule free and clear of all liens, pledges, security interests, mortgages, charges, rights of first offer or refusal, options to purchase or other rights to acquire, assignments and encumbrances (“Liens”), (ii) has not granted any option, warrant, subscription, call, commitment or other right in or to any of such Shares, and (iii) is not a party to any voting trust, voting agreement, or shareholder agreement with respect to such Shares.
Section 2.5  Legal Proceedings.  There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of Shareholder, threatened against, relating to or involving Shareholder which would reasonably be expected, individually or in the aggregate, to impair in any material respect the ability of Shareholder to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions applicable to Shareholder.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company and, to the Knowledge of each such Shareholder, each of the Shareholders represents and warrants to the Purchaser that, except as set forth in the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):
Section 3.1  Organization, Standing and Corporate Power.
(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Shareholders have previously made available to the Purchaser copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”), which copies are correct and complete (including as to any amendments) as of the date hereof.
(b)  Section 3.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Company’s Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Shareholders have previously made available to the Purchaser copies of the organizational documents of each Subsidiary, which copies are correct and complete (including as to any amendments) as of the date hereof.  All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company are owned of record and beneficially, directly or (as set forth on Section 3.1(b) of the Company Disclosure Schedule) indirectly, by the Company free and clear of Liens.  The shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Other than capital stock of, or other Equity Interests in, a Subsidiary as set forth in, or as otherwise set forth in, Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other Equity Interest in any corporation, limited liability company, partnership, joint venture or other business association or entity.  There are no outstanding options, warrants, conversion rights, rights of exchange, convertible or exchangeable securities or other rights to acquire or receive any shares of capital stock of, or Equity Interests in, any Subsidiary of the Company and there are no commitments, agreements or other obligations providing for the issuance of additional Equity Interests (or sale of treasury shares) of any Subsidiary of the Company, or for the repurchase or redemption of any Equity Interests of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries is party to any voting trust, voting agreement, or shareholder agreement with respect to the shares of capital stock of, or other Equity Interests in, the Subsidiaries of the Company.
Section 3.2  Capitalization.
(a)  The authorized capital stock of the Company consists of 12,497,500 shares of Company Class A Common Stock, par value $.01 per share (“Company Class A Stock”), 2,500 shares of Company Class B Common Stock, par value $.01 per share (“Company Class B Stock”), 12,500,000 shares of Company Class C Common Stock, par value $.01 per share (“Company Class C Stock”), and 100,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”), of which (i) 7,878,750 shares of Company Class A Stock are issued and outstanding and 3,744,500 shares of Company Class A Stock are held by the Company in its treasury, (ii) 1 share of Company Class B Stock is issued and outstanding and 500 shares of Company Class B Stock are held by the Company in its treasury, and (iii) 850,358 shares of Company Class C Stock are issued and outstanding and 900,256 shares of Company Class C Stock were held by the Company in its treasury.  No shares of Company Preferred Stock are issued and outstanding or held by the Company in its treasury.  Except as set forth in the Company Charter Documents, there are no outstanding options, warrants, conversion rights, rights of exchange, convertible or exchangeable securities or other rights to acquire or receive any shares of capital stock of, or other Equity Interests in, the Company, and there are no commitments, agreements or other obligations providing for the issuance of additional Equity Interests (or sale of treasury shares) of the Company, or for the repurchase or redemption of any Equity Interests of the Company.  All of the issued and outstanding shares of capital stock of, or other Equity Interests in, the Company are held of record by the Persons and in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule sets forth the outstanding or authorized stock option, stock appreciation, restricted stock, phantom stock and stock plan awards or similar rights with respect to the Company (collectively, the “Stock Awards”), including, as applicable, the recipient of the award, exercise price, grant date, vesting schedule, and number of shares subject to such award.  The Company is not party to any voting trust, voting agreement or shareholder agreement with respect to the shares of capital stock of, or other Equity Interests in, the Company.  At the Closing, the Final Adjustment Certificate shall be accurate and complete in all respects with respect to the matters set forth in this Section 3.2(a).
(b)  Section 3.2(b) of the Company Disclosure Schedule sets forth, with respect to each Stock Award, whether such Stock Award is subject to Section 409A of the Code and whether the recipient of such Stock Award made an election pursuant to Section 83(b) of the Code with respect thereto.
Section 3.3  Authorization Noncontravention.
(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been authorized by all required action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)  Neither the execution and delivery of this Agreement by the Company or the Shareholders nor the consummation by the Shareholders and the Company of the Transactions, nor compliance by the Shareholders and the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the organizational documents of any Subsidiary of the Company or, to the Knowledge of the Company, any Joint Venture, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture (iii) violate or (with or without notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation or acceleration, or loss of any material benefit) under any of the terms, conditions or provisions of any Contract to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture is a party, or (iv) result in the imposition of a Lien on any assets of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv), for such violations, defaults, or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)  The Company has delivered to the Purchaser correct and complete copies of (i) the Certificate Amendment, certified by the Secretary of State of the State of Delaware, (ii) the approvals of such Certificate Amendment by the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, and (iii) the approval of the Transactions by the Special Committee and the Board of Directors, certified by the Secretary of the Company.
Section 3.4  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act and as set forth on Section 3.4 of the Company Disclosure Schedule, no material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions.
Section 3.5  Financial Statements; Undisclosed Liabilities.  (a)  Correct and complete copies of the Financial Statements have been made available to the Purchaser.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of unaudited financial statements, to (i) normal, recurring year-end audit adjustments, and (ii) the absence of footnotes).  The Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of unaudited interim statements, to (A) normal, recurring year-end audit adjustments, and (B) the absence of footnotes).
(b)  Neither the Company nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the footnotes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of May 31, 2007 (the “Balance Sheet Date”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, or (iv) as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)  As of May 31, 2007, the amount equal to (i) the aggregate consolidated Indebtedness of the Company and its Subsidiaries of a type required to be reflected on a balance sheet prepared in accordance with GAAP, minus (ii) the aggregate consolidated cash and cash equivalents held by the Company and its Subsidiaries, calculated in accordance with GAAP in a manner consistent with the preparation of the most recent audited balance sheet included in the Financial Statements (to the extent not inconsistent with GAAP (“Net Indebtedness”), was equal to $150,000,000.
Section 3.6  Absence of Certain Changes.
(a)  Since the Balance Sheet Date, (i) the Company and each of its Subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practices and (ii) there has not been, and no change, event, effect or occurrence has taken place that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has:
(i)  (A) redeemed, purchased or otherwise acquired any of its outstanding Equity Interests, or any rights, warrants or options to acquire any Equity Interests; or (B) declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Equity Interests;
(ii)  sold or otherwise disposed of any of its material properties or assets, except (A) (1) sales, leases, and rentals of inventory, (2) non-exclusive licenses in connection therewith and (3) sale-leaseback transactions in connection with the “Airports” business, in each case in the ordinary course of business consistent with past practices, (B) pursuant to Contracts in force on the date of this Agreement and set forth in the Company Disclosure Schedule, (C) dispositions of obsolete assets or (D) transfers among the Company and its wholly-owned Subsidiaries;
(iii)  increased in any material respect the salary, benefits, bonuses or other compensation of any of its current or former directors, consultants, officers or employees, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement and set forth in the Company Disclosure Schedule; or (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practices;
(iv)  (A) exercised any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Plan; (B) paid any transaction-related bonuses, severance or other similar amounts to employees of the Company, its Subsidiaries, the Shareholders or any of their respective Affiliates; or (C) granted any new awards under any Company Plan;
(v)  made any material changes in financial or tax accounting methods, principles or practices (or changed an annual accounting period), including a change in the methods, principles or practices related to the revaluing of any assets or writing off receivables or reserves;
(vi)  adopted a plan or agreement of complete or partial liquidation or dissolution;
(vii)  entered into any new material line of business;
(viii)  made any acquisition of or material investment in any other business or Person, by purchase or other acquisition of Equity Interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital;
(ix)  settled or compromised any Action that is material to the Company and its Subsidiaries (taken as a whole);
(x)  entered into any agreement in respect of Taxes, changed or made any Tax elections (unless required by applicable Law), filed any material amended Tax Return, settled or compromised any material Tax liability or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(xi)  made any material capital expenditures other than in the ordinary course of business consistent with past practice or in accordance with the Company’s current capital expenditure budget disclosed to the Purchaser prior to the date hereof;
(xii)  incurred, created or become liable for any Indebtedness (A) of the type described in clauses (i), (ii), (v), (with respect to interest rate swap obligations) (vii), or (with respect to any of the foregoing) (viii) of the definition thereof, other than Credit Facility Indebtedness (and interest rate swap obligations in connection therewith under Contracts in effect on the date of this Agreement and set forth in the Company Disclosure Schedule); or (B) any material Indebtedness of any other type other than in the ordinary course of business consistent with past practice;
(xiii)  forgiven or waived any material Indebtedness outstanding against a Third Party;
(xiv)  made any material loans or advances to, or investments in, any Third Party;
(xv)  entered into any material transaction with any Third Party other than on arm’s length terms, to the extent the amount received or paid by the Company or any of its Subsidiaries is less than or exceeds, respectively, the amount which would be received or paid if at arm’s-length, including, without limitation, the forgiveness of any material claims against Third Parties not on an arm’s-length basis;
(xvi)  made any material gift or other material gratuitous payment out of the ordinary course of business; or
(xvii)  entered into any Contract pursuant to which, in connection with a Third Party providing surety bonds, performance guarantees or any similar obligations for the benefit of the Company or any of its Subsidiaries, such Third Party (A) is entitled to be provided with any material assets of the Company or any of its Subsidiaries as collateral or (B) is expressly entitled to provide or withhold its consent to a change of control of the Company or its Subsidiaries (or as a result of such a change of control, the Third Party would be entitled to terminate or modify such Contract); or
(xviii)  agreed to take any of the foregoing actions.
Section 3.7  Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, legal, administrative or arbitral proceeding, claim, suit, investigation or action (“Action”) against the Company or any of its Subsidiaries, nor is there any Governmental Order, imposed upon the Company, any of its Subsidiaries, to the Knowledge of the Company, any Joint Venture, or any of their respective assets or directors or officers (in their capacity as such) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.8  Compliance With Laws; Permits.
(a)  The Company and its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures are and during the past eighteen (18) months have been in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations and Governmental Orders of Governmental Authorities (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any Joint Venture, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  During the past eighteen (18) months, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture has received or been subject to any written notice, charge, claim or assertion alleging any violations of Laws or Permits and, to the Knowledge of the Company, no charge, claim or assertion of any violation of any law or Permit by the Company, any of its Subsidiaries or any Joint Venture is threatened against the Company, any of its Subsidiaries or any Joint Venture.
(b)  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Section 3.8(b) of the Company Disclosure Schedule sets forth the correct and complete list of (i) all material Permits issued by the Federal Communications Commission and (ii) the jurisdictions outside of the United States in which the Company or a Subsidiary holds material Permits with respect to communications matters (the “Material Non-US Communications Permits”) and the current status of such Permits.  All Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)  The Material Non-US Communications Permits are in full force and effect.
Section 3.9  Tax Matters.  Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes of the Company and its Subsidiaries have been or will be timely paid, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP; (iii) without taking into account the Transactions and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof; (iv) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid or adequately reserved in the Financial Statements; and (v) no audit or other administrative or court proceedings are pending, or to the Knowledge of the Company, threatened by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received; (vi) all amounts of Tax required to be withheld by the Company or any of its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority; (vii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise; (viii) neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code; and (ix) neither the Company nor any of its Subsidiaries has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.  This Section 3.9 includes the sole and exclusive representations and warranties of the Shareholders relating to Tax matters, including compliance with Laws relating thereto.
Section 3.10  Employee Benefits and Labor Matters.
(a)  Section 3.10 of the Company Disclosure Schedule lists (i) all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) all material employment, retention and severance plans and agreements and all bonus, incentive compensation, stock purchase, equity or equity based compensation, deferred compensation, change in control, vacation, salary continuation, life insurance plans and employee benefit plans, arrangements, policies and agreements (whether written or unwritten) (A) maintained, contributed to or required to be contributed to, within the prior six years, by the Company, any of its Subsidiaries, or any ERISA Affiliate, and (B) with respect to which the Company or any of its Subsidiaries may have any obligation or liability, contingent or otherwise (collectively, the “Company Plans”).  Section 3.10 of the Company Disclosure Schedule identifies any Company Plan that is not subject to the Laws of the United States (each, a “Foreign Company Plan”), and no such Foreign Company Plan is a defined benefit pension plan.
(b)  The Company has made available to Purchaser a correct and complete set of copies of (i) all Company Plans and related trust agreements, annuity contracts or other funding instruments, (ii) the latest IRS determination or opinion letter obtained with respect to any Company Plan qualified or exempt under Section 401 or 501 of the Code, as applicable, or analogous ruling under foreign law with respect to each Foreign Company Plan, (iii) Forms 5500 and certified financial statements (and in relation to the Foreign Company Plans, financial statements as filed with the applicable Governmental Authority) for the most recently completed fiscal year for each Company Plan, together with the most recent actuarial report, if any, prepared by the Company Plan’s enrolled actuary, and (iv) the current summary plan descriptions for each Company Plan.
(c)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Company Plan has been maintained in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; and (b) all contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made.  Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter to such effect and no events have occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that would cause the loss of such qualification which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  None of the Company Plans is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan described in Section 3(37) of ERISA, and neither the Company nor any its Subsidiaries has ever maintained, contributed to, participated or agreed to participate in any such Company Plan, or has or could have any liability under Title IV of ERISA in respect of any Company Plan.  In the past two years there has been no “reportable event” (as defined in Section 4043(b) of ERISA and the Pension Benefit Guaranty Corporation (the “PBGC”) regulations under such Section) with respect to any Company Plan and no analogous event under applicable foreign Law.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the date of the most recently completed actuarial valuation of such plan, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) of each Company Plan that is an “employee pension benefit plan” (as described in Section 3(2) of  ERISA) (but excluding from the definition of “current value” or “assets” of such plan accrued but unpaid contributions) and did not exceed zero.  None of the Company, its Subsidiaries, or any fiduciary of any Company Plan, has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.  There are no and have not been in the past two years any representation questions, strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Shareholders, threatened with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement, and, to the Knowledge of the Shareholders, there has been no attempt to organize the employees of the Company or any of its Subsidiaries in the past two years.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Company and its Subsidiaries has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining the payment of employment Taxes, occupational safety and health and plant closings.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (whether alone or in connection with any other event) (x) result in the forgiveness of indebtedness or the acceleration or creation of any rights or payment, or increase the amount of any compensation due, to any current or former employee, director or consultant of the Company or its Subsidiaries, or (y) result in any material benefits under any Company Plan; each case excluding any rights, payments or benefits under any employee benefit plan subject to ERISA.
(d)  No Company Plan provides or reflects any liability to provide post-termination or retiree welfare benefits to any person, except as may be required by COBRA or other applicable statute, and none of the Company, its Subsidiaries, or any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, director or consultant of the Company or any of its Subsidiaries or any of their dependents that such person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
(e)  None of the Company, its Subsidiaries, or any ERISA Affiliate, has made any payment, is obligated to make any payment, or is a party to any agreement or agreements that, individually or collectively, provide for the payment by any of the Company, its Subsidiaries or any ERISA Affiliate to any employee, director or consultant of the Company or any of its Subsidiaries of any amount that may be an “excess parachute payment” under Section 280G of the Code or non-deductible under Section 280G of the Code.  This Section 3.10 includes the sole and exclusive representations and warranties relating to employee benefit and labor matters, including compliance with Laws relating thereto.
Section 3.11  Environmental Matters.  Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with, and holds all Permits required under, all applicable Environmental Laws, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws, (d) there have been no Releases at or from any real property owned, operated or leased by the Company or any of its Subsidiaries that are reasonably likely to give rise to liabilities under Environmental Laws; and (e) neither the Company nor any of its Subsidiaries are liable for any Releases or cleanup of Hazardous Substances at any properties formerly owned, leased or operated by the Company or any of its Subsidiaries, or with respect to any offsite waste disposal location used by the Company or any of its Subsidiaries.  Correct and complete copies of all environmental reports, including all Phase 1 and Phase 2 reports, in the possession or control of the Shareholders, the Company or any of its Subsidiaries have been provided to Purchaser.  This Section 3.11 constitutes the sole and exclusive representation and warranty of the Shareholders regarding environmental and health and safety matters, including compliance with Laws relating thereto.
Section 3.12  Properties.
(a)  Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and, for each Owned Real Property, identifies the street address thereof.  The Shareholders have made available to the Purchaser correct and complete copies of the most recent deeds, title reports and title policies in its possession as of the date hereof with respect to the Owned Real Property
(b)  Section 3.12(b) of the Company Disclosure Schedule  contains a true and complete list of all material real property leased or subleased by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property.  Correct and complete copies of all Contracts pursuant to which the Company or any of its Subsidiaries occupies or uses any material Leased Real Property (“Real Property Leases”) that have not been terminated or expired as of the date hereof have been made available to the Purchaser.
(c)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and/or its Subsidiaries have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens, except Permitted Liens.
(d)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, other than the Real Property Leases, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.
(e)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.
(f)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there does not exist any pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the Knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.
(g)  The Company and its Subsidiaries have (i) valid leasehold interests in (in the case of leasehold interests in personal property) or (ii) good title to (in the case of all other personal property), all of the personal property used or held for use by them in their respective businesses, free and clear of all Liens other than Permitted Liens.  All of such tangible personal property is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business of the Company and its Subsidiaries as conducted on the date hereof.
(h)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the personal property of the Company and its Subsidiaries (including all tangible and intangible personal property, whether owned, leased or licensed), together with the Owned Real Property and the Leased Real Property, include all of the assets, properties and rights of every type and description used by the Company or any of its Subsidiaries or their respective business.
Section 3.13  Insurance.  Section 3.13 of the Company Disclosure Schedule sets forth a list of all insurance policies carried by or for the benefit of the Company and its Subsidiaries specifying the insurer, the nature of coverage, and the date through which coverage is scheduled to continue pursuant to the terms thereof.  Correct and complete copies of all material insurance policies have been made available to the Purchaser.  All such insurance policies are, to the Knowledge of the Company, in full force and effect, all premiums that are due with respect thereto have been or will be timely paid, no written notice of cancellation or termination has been received by the Company with respect to any such policy or other form of insurance, such policies will not terminate or lapse by reason of this Agreement and the consummation of the Transactions and the Company and its Subsidiaries are in material compliance with the terms of such policies (taken as a whole).  None of the Company or any of its Subsidiaries is in default in any material respect with respect to their obligations under any such insurance policies.  There is no material claim pending by the Company or any of its Subsidiaries under any such policy as to which coverage has been denied or disputed in writing by any underwriter of such policy.
Section 3.14  Intellectual Property.
(a)  The Company and/or each of its Subsidiaries owns or has the right to use all (i) trademarks, service marks, trade names, Internet domain names, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (iii) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (iv) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, technical data, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists and any other intellectual property rights ((i) through (iv) collectively being referred to as “IP Rights”) that are used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Section 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all of the following IP Rights owned by the Company or any of its Subsidiaries that are the subject of an application, filing or registration filed or recorded with a Governmental Authority: (A) United States and foreign patents and patent applications, (B)  trademarks and service marks, and applications to register trademarks and service marks, (C) domain names and (D) copyrights, and applications to register copyrights, and, in each case, the Company is the sole owner of, and possesses all right, title and interest in and to, such IP Rights, free and clear of all Liens (other than Permitted Liens).
(b)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(i)  neither the Company nor any of its Subsidiaries has received written notice of any claims (A) that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes or otherwise violates any IP Rights of any Person; (B) against the use by the Company or any of its Subsidiaries of any IP Right used in the business of the Company or any of its Subsidiaries as currently conducted; (C) challenging the ownership, validity or enforceability of any of the IP Rights owned by the Company, any of its Subsidiaries (collectively, the “Company IP Rights”) or any IP Rights owned or held by Third Parties (collectively, the “Third-Party IP Rights”) licensed to the Company or any of its Subsidiaries or (D) challenging the right to use of any Third-Party IP Rights held by the Company or any of its Subsidiaries;
(ii)  (A) to the Knowledge of the Company, there is no unauthorized use, infringement or other violation of any of the Company IP Rights or any Third-Party IP Rights by any Person; and (B) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the IP Rights of any other Person; and
(iii)  all Company IP Rights and Third-Party IP Rights are valid and enforceable.
Section 3.15  Contracts.
(a)  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company and solely with respect to clauses (iii) and (xvi), any Joint Venture is a party to or bound by any: (i) Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which, or the Persons with or in competition with which, any of them may engage in any business; (ii) Contract which creates or governs a partnership, limited liability company, joint venture, or material alliance, joint development or similar material arrangement; (iii) indenture, mortgage, currency exchange, commodities or other hedging arrangement, credit agreement, loan agreement, guarantee, other contract for the borrowing of money, note or other evidence of Indebtedness or Contract relating to (including any guarantee of) Indebtedness; (iv) employment, severance or change-in-control Contract with any director, officer or key employee; (v) customer Contract (other than a Government Contract) (A) which provides for total funded value to one or more of the Company or its Subsidiaries in excess of $5,000,000 or (B) for the provision of GLOBALink services which is expected to provide for payments to one or more of the Company or its Subsidiaries in excess of $500,000 in the twelve (12)- month period ending December 31, 2007; (vi) supplier Contract which provided for payments by one or more of the Company or its Subsidiaries (A) in excess of $5,000,000 in the aggregate for the twelve (12) month period ended December 31, 2006 or (B) in excess of $1,400,000 in the aggregate for the five (5)-month period ended May 31, 2007; (vii) Contract for the lease of real or personal property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $1,000,000; (viii) material distribution, franchise, license, sales commission, consulting, agency, marketing or advertising Contract that involves aggregate payments in excess of $5,000,000; (ix) Contract with “take or pay” provisions, or “requirements” provisions committing the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person; (x) Contract with any Shareholder or any Affiliate of the Company (other than a Subsidiary of the Company) or any Shareholders; (xi) license for the use of any material IP Rights; (xii) Contract (A) providing for the purchase or sale of any business, business unit or Person for consideration in excess of $1,000,000 and (B) under which the Company or any of its Subsidiaries has any continuing material obligation; (xiii) Contract for capital expenditures in excess of $2,000,000 in the aggregate; (xiv) collective bargaining agreement; (xv) Government Contract with a funded value in excess of $5,000,000; or (xvi) (A) guarantee by the Company or any of its Subsidiaries of the obligations of any Person other than the Company or any of its Subsidiaries, or (B) Contract guaranteed by a guarantee described in clause (A); provided, that for the purposes of determining whether any Contract meets a quantitative or other materiality threshold set forth in this sentence, such Contract shall be considered collectively with any series of substantially related Contracts with the same party.  Each such Contract described in clauses (i)-(xvii), and each Contract described in Appendix E to Section 3.15 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”.
(b)  All Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and its Subsidiaries and, to the Knowledge of the Company, each other party to such Contracts.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there is no existing default or breach of the Company or any of its Subsidiaries under any Material Contract to which the Company or a Subsidiary is a party (or event or condition that, with notice or lapse of time or both would constitute a default or breach), (ii) to the Knowledge of the Company, there is no such default or breach (or event or condition that, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any such Contract, and (iii) none of the Company or any of its Subsidiaries has received any written notice or claim of default under any Material Contract.  Except in the case of (1) any Government Contract (A) the terms of which may not be disclosed to the Purchaser due to a required security clearance or Federal Acquisition Regulations and (B) that is described on Schedule 3.15(b) as not having been provided, and (2) Doha iMuse between Overseas Bechtel, Inc., the Company and the other parties thereto (for which a correct and complete summary of the material terms has been provided to the Purchaser), correct and complete copies of all Material Contracts, including all amendments and supplements thereto (other than any task, purchase or delivery order pursuant to such Material Contract for products or services with an aggregate price per order equal to or less than $5,000,000), have been made available to Purchaser or its representatives.
(c)  Notwithstanding the foregoing, no employment agreement need be set forth in the Company Disclosure Schedule or disclosed to the Purchaser, in each case pursuant to this Section 3.15, if such employment agreement (i) does not relate to an employee working in the United States, (ii) does not relate to an employee who is also a director or officer, (iii) is in all material respects in a form that is identified in Section 3.15 of the Company Disclosure Schedule and a correct and complete copy of which has been made available to the Purchaser and its representatives, and (iv) does not provide any severance or notice period in excess of 90 days (other than as required by applicable Laws).
Section 3.16  Affiliate Matters.  No Shareholder, officer or director of the Company or of any of its Subsidiaries (a) is a party to any Contract with, or relating to, the Company, a Subsidiary or their respective businesses, or (b) has an interest in any material asset (whether real, personal or intangible) of the Company or a Subsidiary.
Section 3.17  Brokers and Other Advisors.
(a)  Except for Goldman, Sachs & Co. and Evercore Group L.L.C. the fees and expenses of which paid or payable after May 31, 2007 will be paid or reimbursed by the Shareholders, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Shareholders, the Company or any of its Subsidiaries.  A complete and correct copy of the agreements between Goldman, Sachs & Co. and the Company and Evercore Group L.L.C. and the Special Committee relating to the Transactions have been made available to the Purchaser.
(b)  The Special Committee has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of this Agreement, the aggregate consideration to be received in connection with the Transactions is fair to the Company’s stockholders from a financial point of view.  The Board of Directors has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the consideration to be received pursuant to Section 1.2 and Section 5.9 of this Agreement is fair in the aggregate to the Company’s stockholders from a financial point of view.
Section 3.18  Relations with Governments.
(a)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), OFAC Laws and Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the Foreign Trade Statistics Regulations or any applicable Law of similar effect.
(b)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, has made, directly or indirectly, any offer, payment or promise to pay any money, or to give any gift or anything else of value to any officer or employee of any Governmental Authority or any department, agency or instrumentality (including any state-owned enterprise, operating in a commercial capacity or otherwise) thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such Governmental Authority, department, agency or instrumentality (including any state-owned enterprise, operating in a commercial capacity or otherwise) or for, or on the behalf of any such public international organization or any political party or official thereof or any candidate for political office, for the purpose of influencing an official act or decision of that person, inducing that person to omit to do any act in violation of his or her lawful duty, securing any improper advantage, or inducing that person to use his influence with such a Governmental Authority or instrumentality to affect or influence any government act or decision, in order to assist the Company, any of its Subsidiaries or any Joint Venture in obtaining or retaining business.
(c)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, is or is acting for or on behalf of a Prohibited Person, and no Prohibited Person is entitled to or will receive any portion of the proceeds from this Transaction.
(d)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each Joint Venture has accurately prepared and maintained all records as required by applicable laws with respect to its business relating to the importation of articles.
(e)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Joint Venture nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, has received written notice of any audits, inquiries, investigations, claims, notices or demands for duties, fines, penalties, seizures, forfeitures, product redelivery, or liquidated damages by any Governmental Authority arising out of any importation by or for the Company, any such Subsidiary or Joint Venture or any such representative.
Section 3.19  Customers and Suppliers.
(a)  Section 3.19(a) of the Company Disclosure Schedule is a complete and correct list of the twenty (20) largest suppliers to the Company, and its Subsidiaries by aggregate dollar value of purchases during each of the most recently completed fiscal year and the five-month period ended May 31, 2007.  Since January 1, 2007, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no such supplier has canceled or otherwise terminated or materially and adversely modified, or to the Knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any of its Subsidiaries.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any such supplier intends to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or any of its Subsidiaries on account of the Transactions or otherwise, except for such modifications or terminations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)  Section 3.19(b) of the Company Disclosure Schedule is a complete and correct list of the twenty (20) largest customers of the Company and its Subsidiaries by aggregate dollar value of sales during each of the most recently completed fiscal year and the five-month period ended May 31, 2007.  Since January 1, 2007, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the Knowledge of the Company, threatened in writing to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any of its Subsidiaries.  To the Knowledge of the Company neither the Company nor any of its Subsidiaries has received any notice that any such customer intends to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or any of its Subsidiaries on account of the Transactions or otherwise, except for such modifications or terminations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.20  Government Contracts.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)  during the past three (3) years no material quantities of products delivered or services performed by the Company or any of its Subsidiaries under any Government Contract have been rejected by any Governmental Authority, or prime contractor or subcontractor (at any tier) as not complying with contract specifications or requirements, and no termination for convenience, termination for default, cure notice or show cause notice has been issued and remains unresolved;
(b)  no material amount due to the Company or any of its Subsidiaries has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) with respect to any Government Contract;
(c)  the Company and each of its Subsidiaries is in compliance with all obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995);
(d)  to the Knowledge of the Company, no employee of the Company, or any of its Subsidiaries is (or during the last eighteen (18) months has been) under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company or any of its Subsidiaries;
(e)  to the Knowledge of the Company, there is no pending material investigation by a Governmental Authority of the Company, any of its Subsidiaries, or any of its respective officers, employees or representatives, nor within the last three (3) years has there been any material investigation by a Governmental Authority of the Company or any of its Subsidiaries, or any of its respective officers, employees or representatives resulting in any finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid (other than routine audits);
(f)  during the last three (3) years, except as set forth on Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid;
(g)  since January 1, 2001 neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority; and
(h)  no suspension or debarment actions with respect any Government Contract have been commenced or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors or employees.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Shareholders that:
Section 4.1  Organization; Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2  Authority; Noncontravention.
(a)  The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by its Board of Directors, and no other corporate action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)  Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Purchaser or any of its Subsidiaries, or (iii) constitute a breach of the terms, conditions or provisions of any Contract to which the Purchaser, or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), for such violations or defaults as would not reasonably be expected, individually or in the aggregate, to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
Section 4.3  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act and the competition or antitrust Laws of Governmental Authorities outside the United States listed on Schedule 4.3, and except for requirements of the Purchaser and its Affiliates in connection with consents, approvals, filings, declarations or registrations set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
Section 4.4  Capital Resources.
(a)  The Purchaser has received and accepted an executed commitment letter dated as of the date of this Agreement (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing (the “Debt Financing”) on the terms contemplated thereby.
(b)  The Purchaser has received and accepted executed commitment letters dated as of the date of this Agreement (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from Carlyle Partners IV, L.P. (the “Equity Investor”) relating to the commitment of the Equity Investor to provide the full amount of the cash equity described therein (the “Cash Equity”, and together with the Debt Financing, the “Financing”), on the terms contemplated thereby.  Complete and correct copies of the executed Commitment Letters have been provided to the Shareholders.
(c)  Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investor to provide the Financing or any contingencies that would permit the Lenders or the Equity Investor to reduce the total amount of the Financing.
(d)  Subject to its terms and conditions, the Financing will provide the Purchaser with acquisition financing on the Closing Date sufficient to consummate the Transactions on the terms contemplated by this Agreement and to pay related fees and expenses.
(e)  As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the Lenders or the applicable Equity Investor, as the case may be, or otherwise cured in a timely manner by the Purchaser to the satisfaction of the Lenders or such Equity Investor, as the case may be.  The Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.
Section 4.5  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.
Section 4.6  Ownership of Shares.  Neither the Purchaser, nor any of its Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and neither the Purchaser nor any of its Affiliates holds any rights to acquire shares of Company Common Stock except pursuant to this Agreement.
Section 4.7  Investigation; Acknowledgement.  The Purchaser has conducted a thorough review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose.  The Purchaser acknowledges and agrees that (a) neither the Shareholders nor any Person on behalf of the Shareholders is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Shareholders in Articles II and III hereof, and (b) the Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Articles II or III of this Agreement.  Without limiting the generality of the foregoing, the Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Purchaser or any of its representatives.  Neither the Shareholders nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including the Confidential Memorandum, dated February 2007, related to the Company and its Subsidiaries and any information, documents or material made available to the Purchaser or its representatives in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement, nor has the Purchaser relied on any such information; provided, however, that the foregoing shall not limit the rights of the Purchaser with respect to claims for fraud relating to the provisions of this Agreement or any document required to be delivered pursuant to this Agreement or claims for indemnification pursuant to Article IX.
ARTICLE V.

ADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1  Conduct of Business.
(a)  Except as expressly contemplated or permitted by this Agreement or Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Closing, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course consistent with past practice and policies, (ii) keep available the services of the officers and key employees of the Company and the officers and key employees of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, and (iii) maintain in all material respects good relations with the material customers, lenders, suppliers and other Persons having material business relationships with the Company or its Subsidiaries.
(b)  Except as expressly contemplated or permitted by this Agreement or Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Closing, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i)  (A) issue, sell or grant any Equity Interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity Interests, or any rights, warrants or options to purchase any Equity Interests; (B) redeem, purchase or otherwise acquire any of its outstanding Equity Interests, or any rights, warrants or options to acquire any Equity Interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Interests; or (D) split, combine, subdivide or reclassify any Equity Interests;
(ii)  sell, create a Lien upon or otherwise dispose of any of its properties or assets, except (A) (1) sales, leases, and rentals of inventory, (2) non-exclusive licenses in connection therewith and (3) sale-leaseback transactions in connection with the “Airport” business, in each case in the ordinary course of business consistent with past practices, (B) pursuant to Contracts in force on the date of this Agreement and set forth in the Company Disclosure Schedule, (C) dispositions of obsolete assets or (D) transfers among the Company and its wholly-owned Subsidiaries;
(iii)  increase in any material respect the salary, benefits, bonuses or other compensation of any of its current or former directors, consultants, officers or employees, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement and set forth in the Company Disclosure Schedule, or (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practices;
(iv)  (A) enter into or modify any employment, retention, change of control or severance agreement with, or (except as may be required by applicable Law) establish, adopt, enter into or modify any Company Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, retention, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee; (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Plan; (C) grant any new awards under any Company Plan; (D) take any action to fund the payment of compensation or benefits under any Company Plan; (E) adopt or amend in any respect any Company Plan, except as required by applicable Law; or (F) pay any transaction-related bonuses, severance or other similar amounts to employees of the Company, its Subsidiaries, the Shareholders or any of their respective Affiliates; except, in the case of clauses (A), (C), (D) and (E), in the ordinary course of business consistent with past practice, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof;
(v)  make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), including revaluing any assets or writing off receivables or reserves, except insofar as may be required by a change in GAAP or applicable Law;
(vi)  except as otherwise contemplated herein, amend its certificate of incorporation, bylaws or analogous charter documents;
(vii)  adopt a plan or agreement of complete or partial liquidation or dissolution or cause or permit Aeromobile Ltd. to adopt a plan or agreement of complete or partial liquidation or dissolution;
(viii)  take or agree to commit to take, any action that could reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the Transactions or (C) otherwise materially delay the consummation of the Transactions (each, a “Delay”);
(ix)  enter into any new material line of business;
(x)  make any acquisition of or material investment in any other business or Person, by purchase or other acquisition of Equity Interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital;
(xi)  settle or compromise any Action (A) relating to this Agreement or the Transactions or (B) that is otherwise material to the Company or its Subsidiaries;
(xii)  enter into any agreement in respect of Taxes, change or make any Tax elections (unless required by applicable Law), file any material amended Tax Return, settle or compromise any material Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(xiii)  amend in any material respect or terminate any Material Contract, other than the entry into task, purchase or delivery orders under Government Contracts in the ordinary course of business consistent with past practices;
(xiv)  enter into any (A) Material Contract (or any other Contract that reasonably likely would have been a Material Contract if entered into on January 1, 2006), other than supplier or customer Contracts (excluding fixed price customer Contracts with an aggregate contract value equal to or greater than $10,000,000) entered into in the ordinary course of business consistent with past practices or (B) other material Contract, other than Contracts entered into in the ordinary course of business consistent with past practices;
(xv)  make any material capital expenditures other than in the ordinary course of business consistent with past practice or in accordance with the Company’s current capital expenditure budget disclosed to the Purchaser prior to the date hereof;
(xvi)  incur, create or become liable for any Indebtedness (A) of the type described in clauses (i), (ii), (v), (with respect to interest rate swap obligations) (vii), or (with respect to any of the foregoing) (viii) of the definition thereof, other than Credit Facility Indebtedness (and interest rate swap obligations in connection therewith under Contracts in effect on the date of this Agreement and set forth in the Company Disclosure Schedule); provided that Net Indebtedness as of the Closing Date shall not exceed $172,000,000; or (B) of any other type of material Indebtedness other than in the ordinary course of business consistent with past practice;
(xvii)  forgive or waive any material Indebtedness outstanding against a Third Party;
(xviii)  make any material loans or advances to, or investments in, any Third Party;
(xix)  pay any fees or expenses incurred or to be incurred by the Shareholders or the Company in connection with the Transactions;
(xx)  enter into any material transaction with any Third Party other than on arm’s length terms, to the extent the amount received or paid by the Company or any of its Subsidiaries is less than or exceeds, respectively, the amount which would be received or paid if at arm’s-length, including, without limitation, the forgiveness of any material claims against Third Parties not on an arm’s-length basis;
(xxi)  make any material gift or other material gratuitous payment out of the ordinary course of business;
(xxii)  enter into any indemnity relating to the obligation of a Third Party, other than in the ordinary course of business, consistent with past practice;
(xxiii)  enter into any Contract pursuant to which, in connection with a Third Party providing surety bonds, performance guarantees or any similar obligations for the benefit of the Company or any of its Subsidiaries, such Third Party (A) is expressly entitled to be provided with any material assets of the Company or any of its Subsidiaries as collateral or (B) is entitled to provide or withhold its consent to a change of control of the Company or its Subsidiaries (or as a result of such a change of control, the Third Party would be entitled to termination or modify such Contract); or
(xxiv)  agree to take any of the foregoing actions.
(c)  The Purchaser agrees that, during the period from the date of this Agreement until the Closing Date, the Purchaser shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to result in a Delay.  Without limiting the generality of the foregoing, the Purchaser agrees that, during the period from the date of this Agreement until the Closing, the Purchaser shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.
Section 5.2  No Solicitation.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, no Shareholder shall, directly or indirectly, through any officer, director, or agent of any of such Shareholder, the Company or any of its Subsidiaries or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other Contract with any Person other than the Purchaser with respect to a sale of all or any substantial portion of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock or Equity Interests of the Company, or the liquidation or similar extraordinary transaction with respect to the Company or any of its Subsidiaries (an “Acquisition Transaction”).
Section 5.3  Reasonable Best Efforts.
(a)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a United States or federal Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.  Except as provided in Section 5.14 (and subject to Section 5.7), the parties acknowledge and agree that (i) neither the Company nor the Shareholders shall be required to expend any funds (other than the fees, costs and expenses of its advisors, accountants or counsel related thereto which shall be paid in all events by such party) in order to obtain any consents required by or requested from Third Parties in connection with the consummation of the Transactions, and (ii) the Company shall not, without the prior written consent of the Purchaser, expend or commit to expend any funds, or enter into or amend any Contract in order to obtain any such Third Party consent.
(b)  In furtherance and not in limitation of the foregoing, the Purchaser and the Company shall prepare and file, any required notifications pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.  Notwithstanding anything herein to the contrary, the Purchaser and the Company shall prepare and file any required notifications pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days following the date hereof.
(c)  Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party or the Company from, or given by such party or the Company to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information and except with respect to competitively sensitive information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Authority by the other party or the Company in connection with the Transactions.  Each party shall have the right to attend conferences and meetings between the other party or the Company and regulators concerning the Transactions, except to the extent any applicable regulator expressly requests otherwise.
(d)  In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Without limiting any other provision hereof, each party shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).
Section 5.4  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Purchaser and the Shareholders.  Thereafter, neither the Shareholders nor the Purchaser nor the Company shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or national market system as determined in the good faith judgment of the party proposing to make such release (in which case neither such party nor, as the case may be, the Company shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party).  Notwithstanding anything to the contrary in this Agreement, after consultation with and review by the Shareholders, the Purchaser and its Affiliates shall have the right to disclose summary information about this Agreement and the Transactions as part of normal fundraising, marketing, informational and reporting activities and in connection with the financing of the Transactions; provided that each Shareholder shall respond promptly and in any event in within two Business Days to any request for such consultation and review and in the event any such Shareholder fails to so respond, such Shareholder shall have no right to assert a breach by the Purchaser of this last sentence of this Section 5.4.
Section 5.5  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford to the Purchaser and the Purchaser’s representatives reasonable access during normal business hours to the properties, books, Contracts and records of the Company and its Subsidiaries and furnish promptly to the Purchaser such information concerning their respective businesses and properties as the Purchaser may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege that the Company or any of its Subsidiaries would be entitled to assert, if the Company reasonably believes that undermining such privilege would adversely affect in any material respect the Company’s or its Subsidiary’s position in any pending, or what the Company believes in good faith is likely to be future, litigation; provided, however, that in each case (i) the parties hereto shall cooperate to find a way to allow disclosure of such information to the extent doing so would not (in the good faith view of the Company) reasonably be likely to (A) result in a violation of the applicable Law, Contract or obligation of confidentiality or (B) undermine the applicable privilege and (ii) if any information is not disclosed due to the preceding proviso, the Company shall notify the Purchaser in writing (to the extent not prohibited by the applicable Law, Contract or obligation, and except as would undermine the applicable privilege) of the subject matter of any such information and the facts giving rise to such failure to disclose such information.  Except with respect to the Required Financial Information and other information that may be necessary to disclose in connection with the Financing, until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement.
Section 5.6  Indemnification and Insurance.
(a)  The Purchaser shall cause the Company and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Closing Date provisions in their certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect that would adversely affect the rights hereunder of such individuals, except as required by applicable law.  The Purchaser shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms each of the covenants contained in this Section 5.6(a).
(b)  From and after the Closing Date, the Purchaser shall cause the Company to (i) indemnify and hold harmless each individual who at the Closing Date is, or at any time prior to the Closing Date was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, to the extent based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Closing Date (including in connection with the Transactions), to the fullest extent permitted under applicable Law.  In addition, from and after the Closing Date, the Purchaser shall cause the Company to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.6 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.6) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
(c)  For the six-year period commencing immediately after the Closing Date, the Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently (and any additional persons who prior to the Closing Date become, consistent with past practice) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or the Purchaser may substitute therefor policies, issued by reputable insurers with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage with respect to matters occurring prior to the Closing Date); provided, however, that if the aggregate annual premiums for such insurance shall exceed 300% of the current annual premium (which annual amount the Shareholders represent and warrant is set forth in Section 5.6(c) of the Disclosure Schedule), then the Purchaser shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of such current aggregate annual premium; provided further, however, that at no time shall such coverage be less than the directors’ and officers’ liability insurance coverage then provided by the Purchaser to its directors and officers.  Notwithstanding the foregoing, the Company, with the Purchaser’s written consent (which shall not be unreasonably withheld prior to the Closing Date), may (and, to the extent available, at the request of the Purchaser, in the event the coverage provided is no less favorable than the coverage that would have been provided pursuant to the preceding sentence, the Company shall, prior to the Closing Date) purchase a six-year extended reporting period endorsement, on the terms with respect to coverage and amount as described above, under its existing directors’ and officers’ liability insurance coverage, if the coverage thereunder costs, in the aggregate, no more than 300% of the current annual premium.  If the insurance is purchased in accordance with the preceding sentence, the Purchaser will not have any obligation under the first sentence of this Section 5.6(c).
(d)  The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of the Purchaser under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).
(e)  In the event that the Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Company shall assume all of the obligations thereof set forth in this Section 5.6.
Section 5.7  Fees and Expenses.  Except as otherwise expressly provided herein, whether or not the Closing occurs, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) except for (i) any fees, costs and expenses incurred by the Company at the request of the Purchaser in connection with the Debt Financing, and (ii) any amounts payable pursuant to the Transaction Bonus Agreement, dated June 23, 2006, between the Company and John Belcher or the Transaction Bonus Agreement, dated June 23, 2006, between the Company and Richard Jones, the fees, costs and expenses of the Company and the Shareholders, to the extent paid or to be paid after May 31, 2007 in connection with this Agreement and the Transactions, shall be paid by the Shareholders, or reimbursed pursuant to Section 1.2(b), including the fees, costs and expenses of financial advisors, accountants and counsel and the Consent Costs for which the Shareholders are responsible under Section 5.14.
Section 5.8  Release.
(a)  As of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company or any of its Subsidiaries from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising under or out of (i) this Agreement, (ii) any document required to be delivered pursuant to this Agreement, (iii) any claim of fraud relating to the provisions of this Agreement or any such document or (iv) breaches by the Company or any of its Subsidiaries of any Contract between the Company (or a Subsidiary thereof) and such Shareholder to the extent (A) such Shareholder did not have knowledge (as defined in such Shareholder’s estoppel certificate to be delivered under this Agreement) of such breach as of the Closing Date and (B) such breaches occurred within the eighteen (18) months prior to the Closing Date.
(b)  As of and following the Closing Date, each of the Purchaser and the Company, on behalf of itself and each Subsidiary of the Company, knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue each and every Shareholder from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Purchaser, the Company or a Subsidiary of the Company has or may have, now or in the future, arising out of, relating to, or resulting from any act, or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising under or out of (i) this Agreement, (ii) any document required to be delivered pursuant to this Agreement, (iii) any claim of fraud relating to the provisions of this Agreement or any such document or (iv) any Contract between the Company (or a Subsidiary thereof) and such Shareholder.
Section 5.9  Merger.  The Purchaser agrees that, as soon as practicable (but in any event within thirty (30) days following the Closing Date), it shall cause the Merger to be consummated in accordance with the DGCL, including, without limitation, the provision to each then remaining stockholder of the Company (other than the Purchaser) (a “Post-Closing Shareholder”) of notification of appraisal rights pursuant to Section 262 of the DGCL and such additional information related to the Merger and the Transaction as is required under the DGCL.  In connection with the Merger, the Purchaser shall cause to be paid to each Post-Closing Shareholder an amount for each share of Company Common Stock then owned by such Post-Closing Shareholder equal to the Per Share Purchase Price.
Section 5.10  Service Level Amendments.  Following the Closing, the Purchaser shall cause the Company to offer to amend each Service Agreement to incorporate therein the provisions set forth on Exhibit 5.10 attached hereto.
Section 5.11  Financing.  The Company and its Subsidiaries and its and their respective representatives shall provide all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participating in meetings, road shows, meetings with ratings agencies, drafting sessions and due diligence sessions, (ii) promptly furnishing the Purchaser and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by the Purchaser, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes (the “Required Financial Information”), (iii) assisting the Purchaser and its financing sources in the preparation of (A) offering documents, prospectuses or memoranda for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of the Purchaser and its financing sources for any of the Debt Financing, (v) providing and executing documents as may be reasonably requested by the Purchaser, including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vi) reasonably facilitating the pledging of collateral and assisting in the negotiation and execution of the Financing Agreements, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions with respect to regulatory matters, surveys and title insurance as reasonably requested by the Purchaser, and (viii) providing monthly financial statements; provided that none of the Company and its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability (except for amounts subject to reimbursement or indemnification pursuant to the next sentence) in connection with the Debt Financing prior to the Closing, and no obligation of the Company or any of its Subsidiaries under any Financing Agreement shall be effective until the Closing.  The Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such cooperation.  The Purchaser shall indemnify and hold harmless the Shareholders, the Company and its Subsidiaries and their respective representatives for and against any and all Damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).  The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within the Purchaser's control to (i) maintain in effect the Debt Commitment Letter and to satisfy on a timely basis all the conditions to obtaining the Debt Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (the "Financing Agreements"), so that the Financing Agreements are in effect at or prior to Closing and (iii) consummate the Financing at or prior to the Closing; provided, however, that the Purchaser acknowledges and agrees that the failure to consummate the Financing shall not constitute a condition to the Purchaser’s obligation to proceed to the Closing (assuming the satisfaction or waiver of the conditions set forth in Article VI hereof); provided, further, that if any of the Debt Financing Commitment Letter or the Financing Agreements expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, the Purchaser may arrange for alternative financing on such terms as or more favorable to the Purchaser than the terms set forth in the Debt Financing Commitment Letter to replace the financing contemplated by such expired or terminated or unavailable commitments or agreements, sufficient to consummate the Transactions in the time periods required hereunder.
Section 5.12  Payoff Letters.  No less than one (1) Business Day prior to the Closing Date, the Company shall deliver to the Purchaser one or more payoff letters signed by the lenders, lessors and other financing sources with respect to all outstanding Indebtedness of the Company of the type described in clauses (i), (ii), (with respect to Credit Facility Indebtedness of the type described in clause (i) of the definition thereof) (v) and (with respect thereto) (viii) of the definition of Indebtedness in this Agreement, including the Credit Facility Indebtedness, setting forth, in the aggregate, all amounts necessary to be paid in order to fully pay off all of the Indebtedness of the Company on the Closing Date and providing that, upon such payment, such Indebtedness will be extinguished and all Liens relating thereto will be released.
Section 5.13  FIRPTA.  Prior to, but within thirty (30) days of, the Closing Date, the Company shall deliver to the Purchaser a certificate signed under penalties of perjury by an officer of the Company to the effect that neither the Company nor any of its Subsidiaries is or has been a United States real property holding company, as defined in Section 897(c)(2) of the Code, during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.
Section 5.14  Operating Leases.  Without limiting the obligations of the parties under Section 5.3, prior to the Closing Date, the Company shall cooperate and work together in good faith with the Purchaser to obtain all approvals, consents, amendments or waivers required under the Contracts set forth in Exhibit 5.14 (the “Operating Leases”) in connection with this Agreement and the Transactions, including the Debt Financing, including amendments to remove from such Contracts any covenants, ongoing representations or other provisions relating to the financial condition or credit quality of the Company or any of its Subsidiaries (other than with respect to insolvency).  Any Consent Costs incurred before or after the Closing in connection with any such approvals, consents, amendments or waivers, whenever obtained, shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Shareholders; provided, however, that the aggregate amount of Consent Costs paid or payable by the Shareholders pursuant to this Section 5.14 shall not exceed $2,000,000.
Section 5.15  Performance Bonds.  The Company shall cause the outstanding face amount of all surety bonds, performance bonds or similar obligations (including bid bonds) securing obligations of the Company or its Subsidiaries to be no more than $90,000,000 on the Closing Date.  The Company shall use reasonable best efforts to place all surety bonds, performance bonds or similar obligations (including bid bonds) issued after the date hereof with a surety provider pursuant to an indemnity agreement that does not include provisions of the type described in clauses (A) and (B) of Section 5.1(b)(xxiii).
Section 5.16  Aeromobile.  Prior to the Closing, the Company shall not take any action that could reasonably be expected to cause Aeromobile Ltd. to be consolidated with the Company for accounting purposes under GAAP or become part of a consolidated group for federal or state income tax purposes.
Section 5.17  International Communications Licenses.  The Company shall use its reasonable best efforts to provide to the Purchaser, as soon as reasonably practicable, reasonably satisfactory evidence that the Permits with respect to communications matters in the jurisdictions set forth on Exhibit 5.17 are valid and in full force and effect.  Such reasonable best efforts may, as reasonably necessary, include contacts with appropriate Governmental Authorities seeking express clarification of the status of the applicable Permit with copies of any correspondence (including emails) with respect thereto promptly delivered to the Purchaser; provided, that in the event such evidence is not provided but an applicable Governmental Authority has not given any affirmative notice of any invalidity of any such Permit or the failure of any such Permit to be in full force or effect, such evidence shall be deemed so provided.
ARTICLE VI.

CONDITIONS PRECEDENT
Section 6.1  Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)  Antitrust.  The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired;
(b)  Other Governmental Consents.  All material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance hereof by the parties hereto, or the consummation of the Transactions, shall have been made or obtained on terms and conditions reasonably satisfactory to the Purchaser and the Shareholders; provided, however that with respect to the regulation of competition or antitrust matters, such consents, approvals, orders or authorizations shall only be required from the Governmental Authorities in the United States and Germany; and
(c)  No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal, and there shall be no Action by any Governmental Authority pending or threatened in writing or otherwise explicitly threatened in any material respect by an authorized government official in his or her official capacity and seeking to (i) prevent or restrain consummation of the Transactions or (ii) cause any material portion of the Transactions to be rescinded after Closing.
Section 6.2  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)  Representations and Warranties.
(i)  (x) The representations and warranties of the Shareholders contained in Article II of this Agreement shall be true and correct as of the date hereof and the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however that for purposes of determining the satisfaction of the condition in this clause (x), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and (y) the representations and warranties of the Shareholders set forth in Sections 2.2(a) and 2.4 shall be true and correct in all material respects as of the date hereof and the Closing Date as if made on and as of the Closing Date; and
(ii)  (x) The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the date hereof and the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however that for purposes of determining the satisfaction of the condition in this clause (x), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and (y) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.5(c), Section 3.6(a)(i), Sections 3.6(b)(i), (ii), (iii), (iv), (vi), (viii), (xii), (xiii), (xiv), (xv), (xvii) and (with respect to clauses (i), (ii), (iii), (iv), (vi), (viii), (xii), (xiii), (xiv), (xv) and (xvii) of Section 3.6(b)) (xviii), and Section 3.8(c) shall be true and correct in all material respects as of the date hereof and the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).
(b)  Performance of Obligations of the Shareholders and the Company.
(i)  The Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;
(ii)  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
(c)  Officer’s Certificates.
(i)  The Purchaser shall have received certificates signed on behalf of each Shareholder by an executive officer thereof certifying that the conditions set forth in Section 6.2(a)(i) and (b)(i) have been satisfied; and
(ii)  The Purchaser shall have received a certificate signed on behalf of the Company by an executive officer thereof certifying that the conditions set forth in Section 6.2(a)(ii) and (b)(ii) have been satisfied;
(d)  Ancillary Deliveries.  The Shareholders shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 7.2; and
(e)  Stockholder Approval of Parachute Payments.  With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code, the Company’s stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and the Purchaser shall not have any liabilities with respect to such “parachute payments.”
Section 6.3  Conditions to Obligations of the Shareholders and the Company.  The obligation of the Shareholders and the Company to effect the Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)  Representations and Warranties.  The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions;
(b)  Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;
(c)  Officer’s Certificate.  The Shareholders shall have received a certificate signed on behalf of the Purchaser by an executive officer of the Purchaser certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied;
(d)  Ancillary Deliveries.  The Purchaser shall have delivered, or caused to be delivered, to the Purchaser the documents and other items listed in Section 7.3.
ARTICLE VII.

CLOSING
Section 7.1  Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transaction (the “Closing”) shall occur (a) on the date selected by the Purchaser that (i) if the Conditions Satisfied Date is on or prior to July 31, 2007, is not later than August 31, 2007, (ii) if the Conditions Satisfied Date is after July 31, 2007 but on or before September 1, 2007, is not later than September 30, 2007, and (iii) if the Conditions Satisfied Date is after September 1, 2007, is not more than 30 days after the Conditions Satisfied Date; provided that the Shareholders and the Company shall not be required to effect the Closing without at least two (2) Business Days prior written notice from the Purchaser), or (b) on such other date as the parties may agree (the date of the Closing being referred to as the “Closing Date”).  The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30308, or at such other place as the parties may agree.
Section 7.2  Closing Deliveries of the Shareholders and the Company.  At the Closing,
(a)  each Shareholder, as applicable, shall deliver to the Purchaser the following:
(i)  a certificate or certificates representing the Shares held by such Shareholder, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents;
(ii)  a resignation, effective as of the Closing Date, of each director of the Company nominated by such Shareholder; and
(iii)  an estoppel certificate in the form attached hereto as Exhibit 7.2(c); and
(b)  the Company shall deliver to the Purchaser a duly executed stock certificate issued by the Company, dated as of the Closing Date, evidencing the ownership by the Purchaser of the Shares.
Section 7.3  The Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders the portion of the Purchase Price to be paid at the Closing pursuant to Section 1.2, paid and delivered in accordance with such Section.
ARTICLE VIII.

TERMINATION
Section 8.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)  by the written consent of the Shareholders and the Purchaser; or
(b)  by either the Shareholders or the Purchaser:
(i)  if the Transactions shall not have been consummated on or before September 30, 2007 (subject to clause (A) of this Section 8.1(b)(i), the “Walk-Away Date”); provided, however, that (A) if the Conditions Satisfied Date is after September 1, 2007, no party may terminate this Agreement pursuant to this Section 8.1(b)(i) until the close of business on the date (which, in such case, shall be the “Walk-Away Date”) that is the earlier of (1) 30 days after the Conditions Satisfied Date and (2) October 31, 2007, and (B) the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Transactions to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
(ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;
(c)  by the Purchaser, if the Company or the Shareholders shall have materially breached any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 6.2 and (y) cannot be cured by the Company or the Shareholders (as applicable) by the Walk-Away Date; or
(d)  by the Shareholders, if the Purchaser shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 6.3 and (y) cannot be cured by the Purchaser by the Walk-Away Date.
Section 8.2  Effect of Termination.
(a)  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.7 and 8.2, the penultimate sentence of Section 5.4, Article IX, and the Confidentiality Agreement in accordance with its terms), and there shall be no liability on the part of the Purchaser, the Company or the Shareholders or their respective directors, officers and Affiliates, except nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
(b)  Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Section 8.1, (i) the rights of the Company and the Shareholders to receive recourse under Section 8.2(a) for any fraud or willful breach by the Purchaser shall be the sole and exclusive remedy of the Company and the Shareholders against the Purchaser (or any guarantor of the Purchaser’s obligations hereunder) with respect to all matters relating to this Agreement, at law or in equity, including the loss suffered as a result of breach of this Agreement by the Purchaser or the failure of the Transactions to be consummated and (ii) the liability of the Purchaser and any guarantor of its obligations hereunder, in the aggregate, with respect to such matters shall not in any event exceed ********************
************.
(c)  The parties acknowledge and agree that, for purposes of this Section 8.2, the Purchaser shall be deemed to have committed a willful breach of this Agreement if this Agreement is terminated pursuant to Section 8.1(b)(i) and at the time of such termination the conditions set forth in Sections 6.1 and 6.2 (other than Sections 6.2(c) and 6.2(d)) have been satisfied and the Company and the Shareholders (as applicable) have executed and tendered for delivery to the Purchaser, subject only to the Closing, the documents contemplated by Sections 6.2(c) and 6.2(d) (a “Walk-Away Termination”), and (ii) within three (3) Business Days following such Walk-Away Termination, the Purchaser shall pay to the Shareholders an amount in cash equal to ****************************************************************
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ARTICLE IX.

INDEMNIFICATION
Section 9.1  Indemnification Obligations of the Shareholders.  From and after the Closing, each Shareholder shall, ***************************************************
****************************************************************** indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents and representatives (the “Indemnified Parties”) from, against, and in respect any and all claims, liabilities, damages, losses, penalties, fines and judgments wherever arising or incurred, whether or not arising from a third party claim, (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of **********
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************************************************************************************************.  The claims, liabilities, losses, damages, penalties, fines and judgments of the Indemnified Parties described in this Section 9.1 as to which the Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.
Section 9.2  Indemnification Procedure.
(a)  Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the applicable Shareholder or Shareholders (the “Indemnifying Party”) for any Purchaser Losses, such Indemnified Party shall provide written notice thereof to the Indemnifying Party.  Failure of the Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such audit, investigation, action or proceeding is prejudiced by the Indemnified Party’s failure to give such notice.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  Until the Indemnifying Party assumes the defense of such audit, investigation, action or proceeding, the Indemnified Party may defend against such audit, investigation, action or proceeding in any manner the Indemnified Party reasonably deems appropriate.  If the Indemnifying Party does not, within such twenty (20) day period, assume the defense of such audit, investigation, action or proceeding, to the Indemnified Party, the Indemnifying Party will be bound by any judicial determination made with respect to such audit, investigation, action or proceeding, subject to the provisions of Section 9.2(b) below.  In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its or their own counsel at such party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.
(b)  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its or their officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim.  No Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party, from all liability arising out of such claim, (y) does not contain any admission of wrongdoing or liability on behalf of the Indemnified Party and (z) involves only the payment of cash.
(c)  In the event an Indemnified Party claims a right to payment pursuant hereto for a claim other than a claim asserted by a third party, such Indemnified Party shall send written notice of such claim to the Indemnifying Party (a “Notice of Claim”).  Such Notice of Claim shall specify the basis for such claim.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.
Section 9.3  Survival Period.  ********************************************
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Section 9.4  Liability Limits.  ********************************************
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The aggregate liability of the Shareholders for Purchaser Losses with respect to any claims made pursuant to Section 9.1 shall be limited to the Purchase Price, and the aggregate liability of each Shareholder shall be limited to such Shareholder’s Pro Rata Share of the Purchase Price.  As used herein, “Pro Rata Share” shall mean, with respect to each Shareholder, the percentage set forth opposite such Shareholder’s name on Exhibit 1.2.
Section 9.5  Calculation of Damages.  The amount of Purchaser Losses payable by a Shareholder under this Article IX shall be reduced by any insurance proceeds or other reimbursement arrangements, by way of indemnification or otherwise, recovered by the Indemnified Party with respect to the claim for which indemnification is sought (net of the reasonable costs of recovery).
Section 9.6  Exclusive Remedy.  From and after the Closing, other than claims for fraud, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.
Section 9.7  Adjustments to the Purchase Price.  All amounts paid with respect to indemnification under this Agreement shall be treated by the parties to this Agreement for all income Tax purposes as adjustments to the Purchase Price.  Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to indemnification by the Shareholders under this Article IX for any losses, to the extent, but only to the extent, the Purchaser has otherwise been compensated by reason of a reduction in the Purchase Price pursuant Section 1.2.
ARTICLE X.

MISCELLANEOUS
Section 10.1  Survival of Representations, Warranties, Covenants and Agreements.  Except as expressly set forth in Section 9.3, none of the representations, warranties, covenants and other agreements in this Agreement or in any other instrument delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for the covenants and agreements contained in this Article X and the covenants and agreements contained in this Agreement and in such other instruments that by their terms apply or are to be performed in whole or in part after the Closing Date.
Section 10.2  No Other Representations or Warranties.  The parties acknowledge and agree that except for the representations and warranties made by the Shareholders in Articles II and III and in Section 5.6(c) and representations and warranties made in certificates contemplated by this Agreement, none of the Shareholders makes any representation or warranty with respect to the Shareholders, the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
Section 10.3  Amendment or Supplement.  This Agreement may be amended or supplemented in any and all respects, solely by written agreement of the parties hereto.
Section 10.4  Extension of Time, Waiver, Etc.  At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, (i) no such waiver or extension shall be binding on any party other than the party granting such waiver or extension and (ii) no failure or delay by the Shareholders or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 10.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, the Purchaser may assign this Agreement and any or all rights hereunder to (a) any Affiliate of the Purchaser (or any Person that, immediately following the Closing, will be an Affiliate of the Purchaser), (b) any lender of the Purchaser as collateral security, or (c) following the Closing, any successor in interest in the Purchaser; provided, further, that no such assignment shall relieve the Purchaser from any obligation hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 10.5 shall be null and void.
Section 10.6  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.7  Entire Agreement; No Third-Party Beneficiaries; No Recourse.  This Agreement, including the Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Sections 5.6, are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies hereunder.  This Agreement may only be enforced against, and, except for claims against the Guarantor pursuant to the Sponsor Guaranty, any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties to this Agreement, and no past, present or future Affiliate, stockholder, member, partner, officer, director, agent, attorney or representative of any party to this Agreement shall have any liability or obligation for any reason whatsoever under this Agreement or based upon, arising out of or relating to this Agreement unless such Affiliate, stockholder, member, partner, officer, director, agent, attorney or representative is also a party to this Agreement.
Section 10.8  Governing Law.  This Agreement, and all matters arising hereunder, shall be governed by and interpreted under the laws of the State of New York (without regard to its principles of conflicts of laws).
Section 10.9  Dispute Resolution.  Any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach thereof shall be finally and exclusively resolved and settled by arbitration administered by the American Arbitration Association in accordance with its applicable rules.  Each party hereby irrevocably and unconditionally agrees that the seat, or legal place, of any such arbitration shall be New York City, New York.  Judgment upon any award rendered by the arbitrators may be entered by a court having jurisdiction thereof.  The arbitral tribunal shall consist of three persons appointed in accordance with the following provisions:
(a)  the Purchaser shall appoint one arbitrator and the Shareholder or Shareholders party to such dispute, claim or controversy shall appoint one arbitrator.  The two arbitrators thus appointed shall choose a third arbitrator, who will act as the chairperson of the arbitral tribunal; and
(b)  if the two arbitrators appointed pursuant to clause (c)(i) above are not able to agree on the third arbitrator within thirty (30) days from the date the last such arbitrator was appointed, the third arbitrator shall be appointed by the American Arbitration Association;
All fees and expenses of the arbitration shall be borne fifty percent (50%) by the Shareholder or Shareholders party to such dispute, claim or controversy and fifty percent (50%) by the Purchaser.  Nothing contained herein shall limit the right of a party hereto to seek from any court of competent jurisdiction, pending appointment of an arbitral tribunal, interim relief in aid of arbitration or to protect or enforce its rights hereunder.
Section 10.10  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), sent by overnight delivery service (providing proof of delivery) or sent by first-class mail, postage prepaid (upon receipt) to the parties at the following addresses:
If to the Purchaser or, following the Closing, the Company, to:
Radio Acquisition Corp.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, DC 20004
Attention: Ian Fujiyama
Facsimile: (202) 347-9250

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004
Attention: Edward Sonnenschein
      David Brown
Facsimile: (202) 637-2201

If to American, to:
American Airlines, Inc.

4333 Amon Carter Blvd.
Mail Drop 5562
Fort Worth, Texas 76155
Attention: Michael Thomas
Facsimile: (817) 967-4318
and
American Airlines, Inc.
4333 Amon Carter Blvd.
Mail Drop 5675
Fort Worth, Texas 76155
Attention: Steffen Horlacher
Facsimile: (817) 967-2937
If to Continental, to:
Continental Airlines, Inc.
1600 Smith Street
32nd Floor, HQSFP
Houston, Texas 77002
Attention: Zane Rowe
Facsimile: (713) 324-5225
and
Continental Airlines, Inc.
1600 Smith Street
41st Floor—HQSLG
Houston, Texas 77002
Attention: Lori Gobillot
Facsimile: (713) 324-5161
If to Delta, to:
Delta Air Lines, Inc.
1030 Delta Blvd.
Atlanta, Georgia 30320
Attention:  EVP – Chief Financial Officer
Facsimile:  (404) 715-4098
and
Delta Air Lines, Inc.
1030 Delta Blvd.
Atlanta, Georgia 30320
Attention: SVP – General Counsel
Facsimile: (404) 715-2233
If to Northwest, to:
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Department A4300
Eagan, Minnesota 55121-1534
Attention: Dave Davis
Facsimile: (612) 726-3416
and
Northwest Airlines, Inc.
2700 Lone Oak Road
Eagan, Minnesota 55121
Attention: Cathy Sams
Facsimile: (612) 726-3947
If to United, to:
United Air Lines, Inc.
P.O. Box 66100
Chicago, Illinois 60666
Attention: Chief Financial Officer
Facsimile: (312) 997-8525
and
United Air Lines, Inc.
P.O. Box 66100
Chicago, Illinois 60666
Attention: General Counsel
Facsimile: (312) 997-8525
If to US Airways, to:
US Airways, Inc.
4000 East Sky Harbor Boulevard
Phoenix, Arizona 85034
Attention:  Chief Financial Officer
and
US Airways, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
Attention:  Deputy General Counsel
Facsimile:  (480) 693-5932
If, prior to the Closing, to the Company, to:
ARINC Incorporated
2551 Riva Road
Annapolis, Maryland 21401
Attention:  John Smith
Facsimile: (410) 573-3278
in each case, with a copy (which shall not constitute notice) to:
Paul Hastings, Janofsky & Walker, LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308
Attention: Frank Layson
Facsimile: (404) 685-5206
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M.  in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 10.11  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 10.12  Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acquisition Transaction” shall have the meaning set forth in Section 5.2.
“Action” shall have the meaning set forth in Section 3.7.
“Adjustment Certificate” shall have the meaning set forth in Section 1.2(a).
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Aggregate SARs Exercise Price” shall have the meaning set forth in Section 1.2(d).
“Agreement” shall mean this Stock Purchase Agreement, as amended from time to time.
“American” shall have the meaning set forth in the Preamble.
“Antitrust Laws” shall have the meaning set forth in Section 5.3(a).
“Arms Export Control Act” shall mean the regulations set forth in 22 U.S.C. Sections 2751-2799 aa-2.
“Balance Sheet Date” shall have the meaning set forth in Section 3.5(b).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 2.2.
“Bankruptcy Code” shall have the meaning set forth in Section 6.3(d).
“Bankruptcy Court” shall have the meaning set forth in Section 6.3(d).
“Board of Directors” shall mean the Board of Directors of the Company.
“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.
“Cash Equity” shall have the meaning set forth in Section 4.4(b).
“Certificate Amendment” shall have the meaning set forth in the Preamble.
“Closing” shall have the meaning set forth in Section 7.1.
“Closing Adjustment Deductions” shall have the meaning set forth in Section 1.2(a).
“Closing Date” shall have the meaning set forth in Section 7.1.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Commitment Letter” shall have the meaning set forth in Section 4.4(b).
“Company” shall have the meaning set forth in the Recitals.
“Company Charter Documents” shall have the meaning set forth in Section 3.2.
“Company Class A Stock” shall have the meaning set forth in Section 3.2.
“Company Class B Stock” shall have the meaning set forth in Section 3.2.
“Company Class C Stock” shall have the meaning set forth in Section 3.2.
“Company Common Stock” shall mean the Company Class A Stock, the Company Class B Stock and the Company Class C Stock.
“Company IP Rights” shall have the meaning set forth in Section 3.14(b).
“Company Plans” shall have the meaning set forth in Section 3.10.
“Company Preferred Stock” shall have the meaning set forth in Section 3.2.
“Conditions Satisfied Date” shall mean the date on which all conditions precedent set forth in Section 6.1 and Section 6.2 that are contemplated to be satisfied prior to the Closing Date are first satisfied (or a party has executed and tendered for delivery, subject only to the Closing, and documents required to be delivered by such party pursuant to Section 6.2 or Section 6.3, as applicable) or waived (or, if from time to time after such date any such conditions are no longer satisfied, the first subsequent date on which all such conditions are satisfied or waived).
“Consent Costs” shall mean any liabilities, damages, losses, penalties, expenses or costs incurred in connection with obtaining any consents, waivers or amendments described in Section 5.14 (but not including the fees, costs and expenses of a party’s advisors, accountants or counsel related thereto which shall in be paid in all events by such party) including the net present value (using a 10% discount rate) of any future economic impact resulting in connection with such consents, waivers or amendments.
“Continental” shall have the meaning set forth in the Preamble.
“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, instrument, contract or other agreement or binding commitment whether written or oral.
“Confidentiality Agreement” shall mean that certain letter agreement dated February 1, 2007, between the Company and Carlyle Investment Management, L.L.C..
“Credit Facility Indebtedness” shall mean any indebtedness for borrowed money of the Company and its Subsidiaries under (i) that certain Credit Agreement among the Company, Wachovia Bank, National Association, General Electric Capital Corporation, Societe Generale, and the other parties thereto, dated as of March 10, 2004, as amended, and (ii) that certain Second Amended and Restated Note Purchase Agreement, $30,000,000 Variable Rate Series A Senior Notes due March 27, 2009, between the Company and the noteholders party thereto, dated as of March 10, 2004, in each case including any interest accrued thereon and prepayment, change of control or similar penalties and expenses, as of the Closing Date.
“Damages” shall mean all losses, damages, liabilities, and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action.
“Debt Commitment Letter” shall have the meaning set forth in Section 4.4(a).
“Debt Financing” shall have the meaning set forth in Section 4.4(a).
“Delay” shall have the meaning set forth in Section 5.1(b).
“Delta” shall have the meaning set forth in the Preamble.
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Disclosure Schedule” shall have the meaning set forth in the preamble to Article II.
“Environmental Law” shall mean any applicable Law relating to (i) the protection of human health and the environment (including air, water, soil and natural resources), or (ii) the use, storage, handling, or Release of Hazardous Substances, in each case as in effect on the date of this Agreement.
“Equity Commitment Letter” shall have the meaning set forth in Section 4.4(b).
“Equity Interest” of any Person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to the Company, the Company Common Stock and the Company Preferred Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person, including, with respect to the Company, the Company’s stock appreciation rights.
“Equity Investor” shall have the meaning set forth in Section 4.4(b).
“ERISA” shall have the meaning set forth in Section 3.10.
“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, or under “common control” with, the Company or any of its Subsidiaries, as defined in Section 414(b) or (c) of the Code.
“Export Administration Regulations” shall mean means 15 C.F.R. parts 730 – 799, as continued by Executive Order 13222 of August 17, 2001, 3 C.F.R., 2001 Comp. P. 783 (2002), as extended by the notice of August 2, 2005, 70 C.F.R. 45273 (August 5, 2005).
“FCPA” shall have the meaning set forth in Section 3.19.
“Final Adjustment Certificate” shall have the meaning set forth in Section 1.2(a).
“Final Order” shall mean an order or judgment of the Bankruptcy Court as to which (i) the time to appeal, petition for certiorari, or motion for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or move for reargument or rehearing shall then be pending or (ii) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Federal Rules of Bankruptcy Procedure may be filed with respect to such order, as long as such a motion has not actually been filed.
“Financial Statements” shall mean (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31, 2004, December 31, 2005 and December 31, 2006, and the audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the periods then ended, together with any related notes, schedules and auditor’s report therein, (ii) the unaudited comparative consolidated balance sheet of the Company and its Subsidiaries as of each of March 31, 2006 and March 31, 2007, and the unaudited comparative consolidated statements of income and cash flows of the Company and its Subsidiaries for the three-month period then ended, and (iii) the unaudited comparative consolidated balance sheet of the Company and its Subsidiaries as of each of May 31, 2006 and May 31, 2007, and the unaudited comparative consolidated statements of income and cash flows of the Company and its Subsidiaries for the five-month period then ended.
“Financing” shall have the meaning set forth in Section 4.4(b).
“Financing Agreements” shall have the meaning set forth in Section 5.11.
“Foreign Company” shall mean any Subsidiary that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Trade Statistics Regulations” shall mean 15 C.F.R.  Part 30.
“Foreign Company Plans” shall have the meaning set forth in Section 3.10.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
“Government Contract” shall mean any Contract (whether prime contract, subcontract, grant, subgrant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement) between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government List” shall mean (i) the Specially Designated Nationals and Blocked Persons List maintained by the Department of the Treasury, Office of Foreign Assets Control. 31 C.F.R. Chapter V, Annex A; (ii) the Denied Persons List and the Entity List maintained by the Department of Commerce, Bureau of Industry and Security; (iii) the Debarred Parties List maintained by the Department of State, Directorate of Defense Trade Controls; and (iv) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental or arbitral instrumentality, federal, state or local, domestic, foreign or multinational.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Guarantor” shall have the meaning set forth in the Recitals.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Substance” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.
“Indebtedness” shall mean, with respect to any Person, (i) indebtedness of such Person for borrowed money (including accrued and unpaid interest and all prepayment penalties or premiums and including, with respect to the Company and its Subsidiaries, the Credit Facility Indebtedness), (ii) other indebtedness of such Person evidenced by notes, bonds, debentures or similar debt instruments (including accrued and unpaid interest and all prepayment penalties or premiums); (iii) capitalized leases of such Person; (iv) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all standby letters of credit issued for the account of such Person, (vi) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations to pay the deferred purchase price for property or services (other than ordinary course trade payables), including earnout obligations, (vii) all obligations in respect of interest rate and currency swap obligations (including breakage costs in respect thereof), and (viii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vii) hereof.
“Indemnitee” shall have the meaning set forth in Section 5.6.
“International Traffic in Arms Regulations” shall mean 22 C.F.R.  Parts 120-130.
“IP Rights” shall have the meaning set forth in Section 3.14(a).
“Joint Ventures” shall mean Opti-Fi Networks LLC and ADARI Aviation Technology Company Limited.
“Knowledge” shall mean, in the case of the Shareholders, the actual knowledge of Robert Cordes, David Davis, Gulsen Sanyer, Zane Rowe, Stephen Dickson and Derek Kerr (with no duty of investigation), and, in the case of the Company, the actual knowledge (with no duty of investigation) of John Belcher, Richard Jones, Mike Young, Steve Means, Dave Morrissey, Robert Manigold, Ed Montgomery, Tricia Kirk, Ruth Hough, John C. Smith, Dave Poltorak, Randy Pizzi and Ken Carpenter.
“Laws” shall have the meaning set forth in Section 3.8.
“Leased Real Property” shall have the meaning set forth in Section 3.12(b).
“Lenders” shall have the meaning set forth in Section 4.4(a).
“Liens” shall have the meaning set forth in Section 2.4.
“Material Adverse Effect” shall mean any change, event, effect or occurrence which has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, that, for the purposes of this Agreement, “Material Adverse Effect” will not include changes, events, effects or occurrences to the extent arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates and fluctuating commodity prices generally, in each case so long as such changes do not significantly disproportionately affect the Company and its Subsidiaries, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which the Company and its Subsidiaries conducts business, in each case so long as such changes do not significantly disproportionately affect the Company and its Subsidiaries, (iii) the announcement or pendancy of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (iv) floods, earthquakes or other natural disasters (other than hurricanes).
“Material Contract” shall have the meaning set forth in Section 3.15(b).
“Merger” shall mean the transaction pursuant to which, after the Closing, the Company will become a wholly-owned Subsidiary of the Purchaser.
“Net Indebtedness” shall have the meaning set forth in Section 3.5(c).
“Northwest” shall have the meaning set forth in the Preamble.
“OFAC” shall mean the Department of the Treasury, Office of Foreign Assets Control.
“OFAC Laws and Regulations” shall mean any laws, rules, executive orders, administrative orders, lists, sanctions and regulations administered by OFAC, including the International Emergency Economic Powers Act (United States), the Trading with the Enemy Act (United States) and the regulations set forth in 31 C.F.R. Chapter V.
“Owned Real Property” shall have the meaning set forth in Section 3.12(a).
“PBGC” shall have the meaning set forth in Section 3.10.
“Per Share Purchase Price” shall have the meaning set forth in Section 1.2(b).
“Permits” shall have the meaning set forth in Section 3.8.
“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) other Liens not related to Indebtedness and that will not adversely affect in any material respect the use or value of any property subject to such Lien.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Post-Closing Shareholder” shall have the meaning set forth in Section 5.8.
“Prohibited Person” shall mean (i) a Person who has been determined by competent authority to be the subject of the prohibitions in any of the OFAC Laws and Regulations; (ii) a Person identified on a Government List; (iii) the government of any country against which the United States maintains economic sanctions or embargos; or (iv) a Person who acts on behalf of or is owned or controlled by the government of a country against which the United States maintains economic sanctions or embargos.
“Purchase Price” shall have the meaning set forth in Section 1.2(b).
“Purchaser” shall have the meaning set forth in the Preamble.
“Real Property Leases” shall have the meaning set forth in Section 3.12(b).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
“Required Financial Information” shall have the meaning set forth in Section 5.11.
“Restraints” shall have the meaning set forth in Section 6.1(b).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Service Agreement” shall mean a Contract between the Company or a Subsidiary and a Post-Closing Shareholder pursuant to which the Company or such Subsidiary provides goods or services to such Post-Closing Shareholder.
“Shareholder” shall have the meaning set forth in the Preamble.
“Special Committee” shall mean the special committee of the Board of Directors consisting solely of disinterested directors who are not representatives of, affiliated with or acting on behalf of any Shareholder.
“Sponsor Guaranty” shall have the meaning set forth in the Recitals.
“Stock Awards” shall have the meaning set forth in Section 3.2(a).
“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the Equity Interests, measured by ordinary voting power, (or, in the case of a partnership, 50% or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.
“Third Party” shall mean any Person other than the Company, a wholly-owned Subsidiary of the Company, and a Subsidiary of which the Company owns all of the outstanding Equity Interests other than Equity Interests required by local Law to be held by a third party.
“Third Party IP Rights” shall have the meaning set forth in Section 3.14(b).
“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the filing of the Certificate Amendment with the Secretary of State of the State of Delaware.
“United” shall have the meaning set forth in the Preamble.
“US Airways” shall have the meaning set forth in the Preamble.
“Walk-Away Date” shall have the meaning set forth in Section 8.1(b).
Section 10.13  Rules of Interpretation.  Unless otherwise expressly provided, the following rule of interpretation shall apply:
(a)  Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(b)  Number and Gender.  Where the context requires, the use of a singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.
(c)  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)  Herein.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(e)  Including.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
(f)  Schedules and Exhibits Generally.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
(g)  Disclosure Schedule.  The parties acknowledge and agree that: any disclosure made with reference to a section of the Shareholder Disclosure Schedule or Company Disclosure Schedule shall be deemed sufficient for purposes of disclosure in any other section or sections of the Shareholder Disclosure Schedule or Company Disclosure Schedule that may require disclosure therein only to the extent that the relevance of any such disclosure to such other section of the Shareholder Disclosure Schedule or Company Disclosure Schedule is reasonably apparent from the text of such disclosure; the Shareholder Disclosure Schedule and Company Disclosure Schedule is intended only to qualify and limit the representations, warranties and covenants of the Shareholders and the Company, respectively, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants; the disclosures in the Shareholder Disclosure Schedule and the Company Disclosure Schedule may be over-inclusive, considering the materiality standard contained in the section of this Agreement relating to the corresponding section of the Shareholder Disclosure Schedule or Company Disclosure Schedule, and any items or matters disclosed in the Shareholder Disclosure Schedule or Company Disclosure Schedule are not intended to set or establish standards of materiality different from those set forth in the corresponding section of this Agreement; and the disclosure of any item or information in the Shareholder Disclosure Schedule or Company Disclosure Schedule is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in the Shareholder Disclosure Schedule or Company Disclosure Schedule, or is of a nature that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(h)  References to Articles, Sections, Exhibits or Schedules.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(i)  Defined Terms.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein and except as otherwise provided therein.
(j)  References to Agreements, Instruments and Statutes.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
(k)  References to a Person.  References to a Person are also to its permitted successors and assigns.
(l)  Negotiation and Drafting of Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
RADIO ACQUISITION CORP.
By:
Name:
Title:

ARINC INCORPORATED
By:
Name:
Title:

AMERICAN AIRLINES, INC.
By:
Name:
Title:

CONTINENTAL AIRLINES, INC.
By:
Name:
Title:

DELTA AIR LINES, INC.
By:
Name:
Title:
NORTHWEST AIRLINES, INC.
By:
Name:
Title:

UNITED AIR LINES, INC.
By:
Name:
Title:

US AIRWAYS, INC.
By:
Name:
Title:

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